UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT
Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                ☒
Filed by a Party other than the Registrant        ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material Under Rule 14a-12
TEXAS CAPITAL BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)
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☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2000 McKinney Avenue, 7th Floor
Dallas, Texas 75201
SUPPLEMENT NO. 2 TO PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 21, 2026
To the Stockholders of Texas Capital Bancshares, Inc.:
This proxy statement supplement no. 2 dated March 30, 2026 (this “Supplement”), supplements the Definitive Proxy Statement on Schedule 14A of Texas Capital Bancshares, Inc. (the “Company”), dated March 12, 2026, as supplemented on March 17, 2026 (together, the “Proxy Statement”), for the Company’s Annual Meeting of Stockholders to be held on April 21, 2026 (the “Annual Meeting”).
The Company is supplementing the Proxy Statement solely to clarify the intended impact of an unfavorable stockholder vote on Proposal Five. Proposal Five is the advisory proposal to approve raising the ownership threshold to submit shareholder proposals from the current level provided under Securities and Exchange Commission rules to three percent (3%) of the outstanding shares. The Company's Board of Directors will review the results of Proposal Five only if Proposal Four, the proposal to redomesticate the Company from Delaware to Texas, is approved by stockholders.
The Proxy Statement is hereby amended and supplemented by adding to Proposal Five, after the existing text under “Vote Required” on page 130, the following:

If stockholders do not approve Proposal Five at the Annual Meeting, the Company commits to not adopting the provisions of Section 21.373 relating to raising the ownership threshold to submit stockholder proposals.

THIS SUPPLEMENT NO. 2 SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.
EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT NO. 2 DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT OR THE PROXY CARD AND THEY CONTINUE TO BE IN FULL FORCE AND EFFECT AS ORIGINALLY FILED.
From and after the date of this Supplement No. 2, any references to the “Proxy Statement” are to the Proxy Statement as amended and supplemented by this Supplement No. 2. To the extent that the information set forth herein differs from or updates information contained in the Proxy Statement, the information set forth herein shall supersede or supplement the information in the Proxy Statement.
Please note that any proxy card or notice of internet availability of proxy materials has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges stockholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.

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